Exhibit 10.2

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This Intellectual Property Security Agreement (this “Agreement”) is entered into as of November 9, 2020, by and among (i) SILICON VALLEY BANK, a California corporation with a loan production office located at 1200 17th Street, Suite 1600, Denver, Colorado 80202 (“Bank”), (ii) FLUX POWER, INC., a California corporation with officers located at 2685 South Melrose Drive, Vista, California 92081 (“Flux”), and (iii) FLUX POWER HOLDINGS, INC., a Nevada corporation (“Holdings”, and together with Flux, individually and collectively, jointly and severally, the “Grantor”).

RECITALS

A. Bank has agreed to make certain advances of money and to extend certain financial accommodations to Grantor (the “Loans”) in the amounts and manner set forth in that certain Loan and Security Agreement by and between Bank and Grantor dated as of the date hereof (as the same may be amended, modified or supplemented from time to time, the “Loan Agreement”; capitalized terms used herein are used as defined in the Loan Agreement). Bank is willing to make the Loans to Grantor, but only upon the condition, among others, that Grantor shall grant to Bank a security interest in its Copyrights, Trademarks, Patents, and Mask Works (as each term is described below) to secure the obligations of Grantor to Bank.

B. Pursuant to the terms of the Loan Agreement, Grantor has granted to Bank a security interest in all of Grantor’s right, title and interest, whether presently existing or hereafter acquired, in, to and under all of the Collateral.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, as collateral security for the prompt and complete payment when due of Grantor’s obligations to Bank, Grantor hereby represents, warrants, covenants and agrees as follows:

AGREEMENT

1. Grant of Security Interest. To secure Grantor’s obligations to Bank, Grantor grants and pledges to Bank a security interest in all of Grantor’’s right, title and interest in, to and under its intellectual property (all of which shall collectively be called the “Intellectual Property Collateral”), including, without limitation, the following:

(a) Any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held, including without limitation those set forth on Exhibit A attached hereto (collectively, the “Copyrights”);

(b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) Any and all design rights that may be available to Grantor now or hereafter existing, created, acquired or held;

(d) All patents, patent applications and like protections including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, including without limitation the patents and patent applications set forth on Exhibit B attached hereto (collectively, the “Patents”);

(e) Any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Grantor connected with and symbolized by such trademarks, including without limitation those set forth on Exhibit C attached hereto (collectively, the “Trademarks”);

(f) All mask works or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired, including, without limitation those set forth on Exhibit D attached hereto (collectively, the “Mask Works”);

(g) Any and all claims for damages by way of past, present and future infringements of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(h) All licenses or other rights to use any of the Copyrights, Patents, Trademarks, or Mask Works and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(i) All amendments, extensions, renewals and extensions of any of the Copyrights, Trademarks, Patents, or Mask Works; and

(j) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

2. Recordation. Grantor authorizes the Commissioner for Patents, the Commissioner for Trademarks and the Register of Copyrights and any other government officials to record and register this Agreement upon request by Bank.

3. Authorization. Grantor hereby authorizes Bank to (a) modify this Agreement by amending the exhibits to this Agreement to include any Intellectual Property Collateral which Grantor obtains subsequent to the date of this Agreement upon notice and consent by Grantor, and (b) file a duplicate original of this Agreement containing amended exhibits reflecting such new Intellectual Property Collateral.

4. Loan Documents. This Agreement has been entered into pursuant to and in conjunction with the Loan Agreement, which is hereby incorporated by reference. The provisions of the Loan Agreement shall supersede and control over any conflicting or inconsistent provision herein. The rights and remedies of Bank with respect to the Intellectual Property Collateral are as provided by the Loan Agreement and related documents, and nothing in this Agreement shall be deemed to limit such rights and remedies.

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5. Execution in Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement.

6. Successors and Assigns. This Agreement will be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7. Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the United States and the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have caused this Intellectual Property Security Agreement to be duly executed by its officers thereunto duly authorized as of the first date written above.

GRANTOR:

FLUX POWER, INC.

By:	/s/ Ronald F. Dutt
Name:	Ronald F. Dutt
Title:	Chief Executive Officer and President

FLUX POWER HOLDINGS, INC.

By:	/s/ Ronald F. Dutt
Name:	Ronald F. Dutt
Title:	Chief Executive Officer and President

BANK:

SILICON VALLEY BANK

By:	/s/ Joshua Wagner
Name:	Joshua Wagner
Title:	Vice President